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                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of December 23, 2002, by and among MTR Gaming Group, Inc., a Delaware corporation ("Parent"), Racing Acquisition, Inc., an Ohio corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and Scioto Downs, Inc., an Ohio corporation (the "Company"). Parent, Merger Subsidiary and the Company are referred to collectively herein as (the "Parties").

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                               THE MERGER; CLOSING

     Section 1.01. THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Ohio General Corporation Law as embodied in Title 17, Chapter 1701 of the Ohio Revised Code (the "Ohio Revised Code"), Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). Following the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the Ohio Revised Code.

     Section 1.02. EFFECTIVE TIME. The Merger shall become effective when articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the Ohio Revised Code, are filed with the Secretary of State of the State of Ohio (the "Commission"); provided, however, that, upon mutual consent of the constituent corporations to the Merger, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date of filing the Articles of Merger with the Commission. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The Articles of Merger shall be filed on the Closing Date (as defined in Section 1.07).

     Section 1.03. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 1701.78 of the Ohio Revised Code.

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     Section 1.04. CONVERSION OF SHARES. At the Effective Time, by virtue of the
Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

        (a) each issued and outstanding share of the Company's common stock, par value $1.05 per share (the "Common Stock") held by the Company as treasury stock and each issued and outstanding share of the Common Stock owned by any subsidiary of the Company, (collectively, the "Treasury Stock"), shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

        (b) each issued and outstanding share of Common Stock, other than those shares of Common Stock constituting Treasury Stock (the "Exchange Stock"), shall be converted into the right to receive, subject to
        Section 1.10(a) of this Agreement and certain adjustment as provided in this Section 1.04(b), an amount in cash, without interest, equal to $32.00 (the "Merger Consideration") payable to the Record Holder (as defined in Section 1.05(d)) thereof upon surrender of the Certificate (as defined in this Section 1.04(b)) with respect to such shares, provided, however, that at the election of the Record Holder of each issued and outstanding share of Exchange Stock which election shall be in writing and delivered to the Disbursing Agent in a notice of election ("Notice of Election") in the form and subject to the written instructions that shall be provided to each Record Holder by the Disbursing Agent pursuant to the terms of this Agreement, the Merger Consideration shall be adjusted and be deemed to be an amount equal to
        (A) $17.00 plus (B) an amount in cash equal to the Track Business Contingent Earnout Payment as defined and provided for in Section 5.12 of this Agreement (the "Contingent Consideration") ($17.00 plus the Contingent Consideration being referred to herein as the "Adjusted Merger Consideration") to be paid to the Record Holder of each such share of Common Stock, pursuant and subject to the terms of this Agreement. In the event any such Record Holder fails to make the election hereunder requesting to be paid the Adjusted Merger Consideration within the permitted period of time as shall be designated in written instructions to be distributed by the Disbursing Agent, each such Record Holder shall be deemed to have elected to receive only the amount of $32.00 as Merger Consideration hereunder and shall have no right to any other consideration with respect to the transactions contemplated hereby. At the Effective Time, and notwithstanding anything to the contrary herein, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or other reasonable evidence of ownership of non-certificated shares, including, but not limited to, those held electronically or in street name (collectively, a "Certificate") representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or, for those Record Holders who so elect, the Adjusted Merger Consideration; and

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        (c) each issued and outstanding share of capital stock or ownership interest of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $1.05, of the Surviving Corporation.

     Section 1.05. PAYMENT OF SHARES.

        (a) Prior to the mailing of the Proxy Statement (as herein defined) to the Company's shareholders, Parent shall appoint a bank or trust company reasonably satisfactory to the Company, and which shall be located in Columbus, Ohio, to act as disbursing agent (the "Disbursing Agent") for the payment of the Merger Consideration upon surrender of the Certificates and payment of the Adjusted Merger Consideration, including any Contingent Consideration, as provided herein. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's shareholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.04(b)(i) to holders of the Exchange Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or a combination thereof, provided that, in any such case and subject to the obligation to effect payment of the Merger Consideration pursuant to
        Section 1.05(b), no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall be used only as provided in this Agreement.

        (b) Concurrently with the mailing of the Proxy Statement to the Company's shareholders, the Company shall mail or cause to be mailed to each person who is a record holder of the Exchange Stock, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and any other appropriate materials and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration including, without limitation, a Notice of Election pursuant to Section 1.04(b)(ii) of this Agreement and written instructions regarding the completion and timely return of such Notice to the Disbursing Agent. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly after the Effective Time in exchange therefor cash in an amount equal to the product of the number of shares of Common Stock represented by such Certificate multiplied by the Merger Consideration or

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        Adjusted Merger Consideration, as the case may be, and each such
        Certificate shall be cancelled. No interest will be paid or accrue on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 1.05, each Certificate (other than Certificates representing Controlling Shares) shall represent for all purposes only the right to receive the Merger Consideration or Adjusted Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate without any interest thereon, and, for those Record Holders who have elected to receive the Adjusted Merger Consideration, the right to receive the Contingent Consideration if any is to be paid.

        (c) From and after the Effective Time, there shall be no registration of transfers of shares of the Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of the Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

        (d) With respect to the Merger Consideration, at any time more than twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of the Common Stock shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered immediately prior to the time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency, the payment in

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        respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of the Common Stock for any Merger Consideration in respect of such Common Stock delivered to a public official pursuant to any abandoned property, escheat or other similar law. With respect to the Contingent Consideration for Record Holders who have elected to receive the Adjusted Merger Consideration, the Surviving Corporation shall pay such amounts to the Disbursing Agent to the extent and as shall be required by this Agreement and the President of the Surviving Corporation shall certify annually to the Disbursing Agent in writing that each such amount is the proper amount owed by it as Contingent Consideration under the terms of this Agreement. Upon each receipt of such amount by the Disbursing Agent, the Surviving Corporation shall mail or cause to be mailed to each person who was a record holder of the Company's stock on the record date set forth in the Proxy Statement ("Record Holder") with respect to the transactions contemplated hereby (the "Record Date") a letter of transmittal which shall specify all appropriate materials and instructions for use in effecting delivery of the Contingent Consideration to such holders.

        (e) To the extent required by applicable law, delivery of the Contingent Consideration shall be effected by a Trustee under the terms of an Indenture to be entered into by Parent and Merger Subsidiary and a Trustee with appropriate credentials that are substantially the same as other Trustees involved in transactions that are similar to the transactions contemplated by this Agreement. Concurrently with the mailing of the Proxy Statement to the Company's shareholders, five days prior written notice of which shall be given to Parent by the Company, Parent shall mail or cause to be mailed to each person who is a record holder of the Company's Common Stock a summary of the terms of any such Indenture and any related prospectus that may be required to be delivered by the Parent to the Company's shareholders with respect to the Contingent Consideration under applicable securities law. Parent shall file a Registration Statement on Form S-4, and effect such other filings, to the extent required by applicable securities laws and pursuant to the terms of Section 5.12 hereof.

     Section 1.06. LOST OR STOLEN CERTIFICATES. If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Disbursing Agent will deliver in exchange for such lost, stolen, or destroyed Certificate, the appropriate Merger Consideration with respect to the shares of Company Common Stock formerly represented by that Certificate.

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     Section 1.07. STOCK OPTIONS. At the Effective Time, each unexercised option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Common Stock (the "Options") previously granted by the Company or any of its subsidiaries shall be canceled automatically and the Parent shall or shall cause the Surviving Corporation to provide the holder thereof with a lump sum cash payment equal to the product of the total number of shares of the Common Stock subject to such Option immediately prior to the Effective Time and the excess (if any) of the Merger Consideration over the purchase price per share of the Common Stock subject to such Option.

     Section 1.08. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such place as shall be agreed upon by the Parties commencing at 9:00 a.m. local time on the earlier of (a) fifteen (15) days after the satisfaction (or waiver by the appropriate party) of the conditions precedent and the receipt of the approvals and the satisfaction of the closing conditions set forth in Article VI of this Agreement, or (b) December 31, 2003, provided that all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) have been satisfied or waived, or such other place and date as the Parties may mutually determine (the "Closing Date").

     Section 1.09. DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of the Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has dissented from the Merger in accordance with Section 1701.85 of the Ohio Revised Code ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.05, unless and until such holder fails to perfect or withdraws or otherwise loses his right to payment under the Ohio Revised Code. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest thereon. The Company shall give Parent and Merger Subsidiary prompt notice of any notice of dissent received by the Company and, prior to the Effective Time, Parent and Merger Subsidiary shall have the right to participate in all negotiations, proceedings and appraisals with respect to any exercise of dissenters' rights. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and Merger Subsidiary, make any payment with respect to, or settle or offer to settle, any such dissents.

     Section 1.10. CONSIDERATION TO COMPANY; COMPANY IMPROVEMENTS. In consideration of the Company's covenants set forth in Section 5.03, Parent hereby agrees as follows:

        (a) On the date hereof, subject to the terms of this Agreement, Parent shall deliver to the Company the amount of $1,000,000 (the "Improvement

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        Amount") by wire transfer, such amount to be used by the Company solely for the purposes set forth in Section 1.10 of the Company Disclosure Schedule, provided, however, that if any portion of the Improvement Amount shall remain unused by the Company on the Closing Date, such unused portion of the Improvement Amount shall be added to the Merger Consideration and shall be payable on a pro rated basis to the record owners of the Company's Exchange Stock entitled to receive the Merger Consideration hereunder.

        (b) The Company agrees that commencing with the date of this Agreement, and continuing on a calendar week basis until the Closing, the Company shall deliver to Parent a written spending report, the accuracy and completeness of which shall be certified by the Company's President, setting forth the uses of any portion of the Improvement Amount during such week and shall also deliver a final written spending report to Parent at the Closing setting forth the uses of any portion of the Improvement Amount not previously accounted for in prior weekly reports.

        (c) In the event (i) Parent terminates this Agreement for "Cause" (as defined below) pursuant to Section 7.01(vii) of this Agreement, or (ii) this Agreement is terminated for any reason other than pursuant to
        Section 7.01(viii) of this Agreement, then the Improvement Amount shall be deemed and shall become a loan to be repaid by the Company to the Parent on December 23 2005 and shall bear interest at the rate equal to Parent's cost of borrowing as may vary from time to time (the "Loan"). The Loan will be secured by the Company's real and personal property (junior only to liens of record on the date hereof) with agreements and related instruments containing ordinary and customary terms and provisions, including, but not limited to, the execution by the Company and delivery to Parent of a Promissory Note in the form attached hereto as Exhibit A. In the following circumstances, however, the Company shall have no obligation to repay the Improvement Amount: (i) this Agreement is terminated by Parent without cause at any time during the Due Diligence Period; (ii) notwithstanding any provisions to the contrary herein, the Parent fails to obtain a license to engage in the Company's business by December 31, 2003, because Parent is found to be unsuitable by the Ohio Racing Commission; or (iii) the transactions contemplated hereby are consummated, provided, that in such event, notwithstanding any provisions to the contrary herein, the Company shall have no other remedy with respect to the transactions contemplated hereby. For the purpose of this Agreement, "Cause" shall mean: (i) any event or circumstance discovered or occurring during the Due Diligence Period which would make it impracticable for the Company to conduct its business including, but not limited to such impracticability arising from the loss of any racing or liquor license, or other significant license or permit; inability to convey free and clear title to the Company's property (matters of record on the date hereof excepted); the presence of any hazardous materials on the Company's property or any other material violation of any environmental law or regulation, except as set forth in the Company Disclosure

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        Schedule; or the commencement of bankruptcy proceedings; (ii) any material breach by the Company of any of its representations, warranties or obligations hereunder following the completion of the Due Diligence Period and prior to the Closing, (iii) failure of the Company's Board of Directors to recommend the merger pursuant to the terms hereof to the Company's shareholders, or (iv) approval or other acceptance by the Company's shareholders of a merger or other Acquisition Transaction (as defined in Section 5.03 hereof) other than as set forth herein.

                                   ARTICLE II
                THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

     Section 2.01. ARTICLES OF INCORPORATION. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.02. BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law and this Agreement.

     Section 2.03. DIRECTORS AND OFFICERS. The directors of Merger Subsidiary prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, provided, however, that Laverne Hill shall continue as the Vice President of the Surviving Corporation. The officers of the Merger Subsidiary shall be the officers of the Surviving Corporation as of the Effective Time, provided; however that Edward T. Ryan shall continue as President of the Surviving Corporation.

                                   ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in the Parent Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

     Section 3.01. ORGANIZATION AND QUALIFICATION. Parent is a corporation and Merger Subsidiary is a corporation and each of Parent's other subsidiaries is a corporation in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and has all requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as

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it is now being conducted. Each of Parent and Merger Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations or prospects of Parent and its subsidiaries, taken as a whole or (ii) the ability of Parent or any of its subsidiaries to obtain financing for or to consummate any of the transactions contemplated by this Agreement.

     Section 3.02. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

        (a) Each of Parent and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the boards of directors of Parent and Merger Subsidiary and Parent as the sole shareholder of Merger Subsidiary, and no other corporate or similar proceeding on the part of Parent or Merger Subsidiary (or any other party) is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

        (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of Parent or any of its subsidiaries currently in effect, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note,

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        bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract") to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

        (c) Except for (i) applicable filings, if any, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) filing of the Articles of Merger with the Commission, and (iii) filings with and approvals by any regulatory authority with jurisdiction over the Parent's operations (including all Parent's subsidiaries) and the Company's racing and parimutuel wagering operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated activities and operations of the Company, including, but not limited to, Title 37, Chapter 3769 of the Ohio Revised Code and the rules and regulations promulgated thereunder and all other rules and regulations, statutes and ordinances having authority or with which compliance is required for the conduct of gambling, and gaming (collectively, the "Racing Laws") (the filings and approvals referred to in clauses (i) through (iii) being collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Subsidiary, or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

     Section 3.03. PROXY STATEMENT AND OTHER SEC FILINGS. None of the information to be supplied by Parent or its subsidiaries for inclusion in any proxy statement (the "Proxy Statement") to be distributed in connection with the Company's special meeting of shareholders (the "Special Meeting") called for the purpose of voting on this Agreement and the transactions contemplated hereby at the time of the mailing to shareholders of the Proxy Statement or any amendment or supplement thereto at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

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     Section 3.04. BROKERS AND FINDERS. Except as disclosed in the Parent
Disclosure Schedule, neither Parent nor Merger Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

     Section 3.05. COMPLIANCE WITH APPLICABLE LAWS. The businesses of Parent and Merger Subsidiary are not being conducted in violation of any law, ordinance or regulation of any governmental entity which violation, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by Parent and Merger Subsidiary of the Merger and the transactions contemplated hereby. As of the date of this Agreement, no investigation or review by any governmental entity with respect to Parent and Merger Subsidiary is pending or, to the knowledge of Parent and Merger Subsidiary, threatened, nor has any governmental entity indicated an intention to conduct the same which investigation or review, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by Parent and Merger Subsidiary of the Merger and the transactions contemplated hereby.

     Section 3.06. LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries, which, if determined adversely to Parent or any of its subsidiaries and insofar as reasonably can be foreseen, would prevent or materially impair the consummation by Parent of the Merger and the transactions contemplated hereby; nor is there any judgment, decree, writ, injunction, rule or order of any governmental entity or arbitrator outstanding against Parent or any of its subsidiaries which judgment, decree, writ, injunction, rule or order, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by Parent of the Merger and the transactions contemplated hereby.

     Section 3.07. OWNERSHIP AND INTERIM OPERATIONS. The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The Merger Subsidiary is, and immediately prior to the Effective Time will be, directly and wholly owned by Parent. Merger Subsidiary does not own, and at all times from and after the date hereof and prior to the Effective Time will continue not to own, any asset other than an amount of cash necessary for its due incorporation and good standing and to pay the fees and expenses of the Merger attributable to it if the Merger is consummated or otherwise required pursuant to the terms of this Agreement and any other assets as are reasonably necessary for the Merger Subsidiary to fulfill its obligations with respect to the transactions contemplated by this Agreement.

     Section 3.08. ORGANIZATIONAL INSTRUMENTS. Parent heretofore has furnished to the Company complete and correct copies of the respective organizational and constituent instruments and documents of Parent and Merger Subsidiary, in each case as amended or restated to the date hereof. Neither Parent nor Merger Subsidiary is in violation of any

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material provisions of its respective organizational and constituent instruments and documents.

     Section 3.09. DISCLOSURE. No representation or warranty made by Parent or Merger Subsidiary in this Agreement and no statement of Parent or Merger Subsidiary contained in any certificate delivered by Parent or Merger Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. For purposes of this Section 3.09, the term "material" shall be measured by reference to Parent and its subsidiaries, considered as an entirety.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

     Section 4.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Ohio and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). The term "Company Material Adverse Effect" means an effect or effects that are materially adverse to (i) the business, financial condition, or ongoing operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) has a materially adverse effect on the ability of the Company to consummate the Merger or the ability of the Parties hereto to retain any Material Racing License (as hereinafter defined). True, accurate and complete copies of the Company's articles of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent. The term "Material Racing License" means a license or similar authorization without which Parent or the Company, as the case may be, would be prohibited from operating any of its properties in the manner in which they are being operated on the date hereof.

     Section 4.02. CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 3,600,000 shares of Common Stock. As of the close of business on the date hereof:
        (i) 595,767 shares of Common Stock are issued and outstanding all of which shares are validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 3,004,233 shares of Common Stock are authorized but unissued, (iii) no shares of Common Stock are reserved for issuance upon exercise of Options issued and outstanding, (iv) No options to purchase shares of Common Stock are issued and outstanding. Since July 31, 2002, (i) no shares of capital stock of the Company have been issued, and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of shares of capital stock of the Company have been issued, granted or made.

        (b) Except as set forth in Section 4.02(a) and Section 4.02(a) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 4.02(a) there are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. Except as disclosed in the SEC Reports (as defined in Section 4.05) or as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

     Section 4.03. SUBSIDIARIES. Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of or other equity interests in each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, as applicable. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of or other equity interests in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term "subsidiary" means, with respect to any specified person (the "Owner") any other person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner or one or more of the other subsidiaries of such Owner.

     Section 4.04. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

        (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholders' Approval (as defined in Section 6.01(a)) with respect solely to the Merger, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholders' Approval with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

        (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of
        (i) the respective certificates of incorporation or bylaws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in
        Section 4.04(c)) and the Company Shareholders' Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.04(b) of the Company Disclosure Schedule, except, with respect to any items referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

        (c) Except for (i) the filings, if any, by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any applicable filings with the SEC pursuant to the Exchange Act, (iii) filing of the Articles of Merger with the Commission, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets, and (v) filings with and approvals in respect of the Racing Laws (the filings and approvals referred to in clauses (i) through (v) and those disclosed in
        Section 4.04(c) of the Company Disclosure Schedule being collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not individually or in the aggregate have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

     Section 4.05. REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1998, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (collectively, the "SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder, all of which, as amended if applicable, complied when filed in all material respects with all requirements of the applicable act and the rules and regulations promulgated thereunder. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company (the "Company Financial Statements") included in the Company's Annual Report on Form 10-K for the year ended October 31, 2001 as filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     Section 4.06. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the SEC Reports or the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at October 31, 2001 or July 31, 2002 or has incurred since July 31, 2002 and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after July 31, 2002 in the ordinary course of business and consistent with past practice, (b) liabilities, obligations or contingencies which (i) would not, individually or in the aggregate, have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

     Section 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent SEC Report filed prior to the date of this Agreement that contains consolidated financial statements of the Company, there has not been any Company Material Adverse Effect.

     Section 4.08. LITIGATION. Except as referred to in the SEC Reports or
Section 4.08 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would, individually or in the aggregate, have a Company Material Adverse Effect. Except as referred to in the SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.09. PROXY STATEMENT AND OTHER SEC FILINGS. None of the information to be supplied by the Company or any of its subsidiaries for inclusion in the Proxy Statement at the time of the mailing thereof, or any Registration Statement or related filing to be made by Parent, or any amendment or supplement thereto at the time of final filing thereof or any amendment or supplement thereto with the SEC, and at the time of the Special Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with all applicable laws, including, but not limited to, the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the

Company with respect to information supplied by Parent, Merger Subsidiary or any stockholder of Parent for inclusion therein.

     Section 4.10. NO VIOLATION OF LAW. Except as disclosed in the SEC Reports or Section 4.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of or has been given written, or oral, notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as disclosed in the SEC Reports or Section 4.10 of the Company Disclosure Schedule, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not in material violation of the terms of any material permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.11. COMPLIANCE WITH AGREEMENTS. Except as disclosed in the SEC Reports or Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in breach, violation or default in the performance or observance of any term or provision of, and, to the knowledge of the Company's executive officers, no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company's insurance policies relating to directors' and officers' liability are in full force and effect.

     Section 4.12. TAXES.

        (a) The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined in Section 4.12(c)) required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes (as defined in Section 4.12(c)) required to be paid, except in each such case as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

        (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries has withheld or collected and has paid over to the appropriate governmental entities (or is properly holding for such payment) all material Taxes required to be collected or withheld.

        (c) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 4.13. EMPLOYEE BENEFIT PLANS; ERISA.

        (a) The SEC Reports and the Company Disclosure Schedule set forth each material employee or director benefit plan, arrangement or agreement, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-employer Plan") and any multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code of 1986, as amended (the "Code")) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (collectively, the "Company Plans").

        (b) Except as disclosed in the SEC Reports or in the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would individually or in the aggregate, have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with all applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not, individually or in the aggregate, have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company and its subsidiaries, there are no pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles,
        (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company and its subsidiaries, as of the date hereof, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and each of its subsidiaries has complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not, individually or in the aggregate, have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Section 409 or 502(c)(1) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (c) Except as set forth in the Company Disclosure Schedule, and excluding payments in respect of outstanding Options or Common Stock, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, any severance or "excess parachute payment" (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     Section 4.14. LABOR CONTROVERSIES. Except as disclosed in the SEC Reports,
(a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any representatives (including unions) of any of their employees, and (b) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries. Further, the Company has a valid, enforceable contract with the organization representing its horsemen that does not expire until December 1, 2012.

     Section 4.15. ENVIRONMENTAL MATTERS.

        (a) Except as disclosed in the SEC Reports or Section 4.15 of the Company Disclosure Schedule, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance (as defined in Section 4.15(c)) in amounts exceeding the levels permitted by applicable Environmental Laws (as defined in Section 4.15(b)), (iii) since January 1, 1992, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses,
        (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Company's knowledge, threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous

        Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and
        (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Effective Time. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Effective Time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages arising from or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

        (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     Section 4.16. TITLE TO ASSETS. The Company and each of its subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, options, charges, rights or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) as disclosed in the SEC Reports, or Section 4.16 of the Company Disclosure Schedule, and except for such matters which would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.17. COMPANY SHAREHOLDERS' APPROVAL. The affirmative vote of shareholders of the Company required for approval and adoption of this Agreement and the Merger is more than sixty-six and two-thirds percent (66.666%) of the outstanding shares of the Common Stock.

     Section 4.18. BROKERS AND FINDERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees or brokerage fees in connection with the transactions contemplated hereby.

     Section 4.19. FINANCIAL ADVISORS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any financial advisory fees in connection with the transactions contemplated hereby, except as set forth in the Company Disclosure Schedule.

                                    ARTICLE V

                                    COVENANTS

     Section 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

        (a) conduct their respective businesses in the ordinary and usual course of business and in a manner substantially consistent with past practice;

        (b) not (i) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly owned subsidiary of the Company by a direct or indirect wholly owned subsidiary of the Company;

        (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for any such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

        (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or borrowings under the existing credit facilities of the Company or of any of its subsidiaries up to the existing borrowing limit on the date hereof, and (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent; provided that in no event shall aggregate indebtedness of the Company and its subsidiaries, net of all cash and cash equivalents, exceed Two Million, Seven Hundred Seventy-Five Thousand Dollars ($2,775,000.00), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Plans, (iii) make any acquisition of any assets or businesses other than expenditures for current assets for fixed or capital assets in each case in the ordinary course of business, (iv) without Parent's consent, acquire any property, (v) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of businesses or assets disclosed in Section 5.01 of the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to existing credit facilities or other permitted borrowings, (C) sales or dispositions of businesses or assets as may be required by applicable law, and (D) sales or dispositions of assets in the ordinary course of business, or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

        (e) use best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and use all reasonable efforts to preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

        (f) not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any director or officer of the Company or of any of its subsidiaries, except
        (i) for changes that are required by applicable law, (ii) to satisfy obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice;

        (g) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of the Company or of any of its subsidiaries, except, in each such case, as may be required by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement;

        (h) not make expenditures in excess of expenditures permitted by the Company's last budget approved by the Board of Directors, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company or its subsidiaries are currently contractually committed to make, (ii) other expenditures not exceeding $50,000 in each such case and $150,000 in the aggregate, (iii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), or (iv) for repairs and maintenance in the ordinary course of business consistent with past practice; provided; however, that all expenditures under Sections 1.10 of the Company Disclosure Schedule shall be permitted, subject to the terms of this Agreement;

        (i) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future;

        (j) maintain all existing insurance policies of the Company and any of its subsidiaries in full force and effect.

     Section 5.02. CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     Section 5.03. ACQUISITION TRANSACTIONS.

        (a) In consideration of the Improvement Amount and Parent's due diligence undertakings, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

        (b) Company acknowledges that in the event of its breach of the obligations set forth in this Section 5.03, Parent would suffer damages that are difficult to quantify and not compensable by money damages alone. Accordingly, Company hereby consents to the entry of injunctive relief in favor of Parent in the event of breach of provisions of this
        Section 5.03. Further, Parent shall be entitled to an award of specific performance, it being understood that any term of the transaction not specifically provided for herein may be supplied by a court to be guided by reasonableness under all of the circumstances. The foregoing shall be without prejudice to Parent's right to seek additional remedies as permitted by law.

     Section 5.04. ACCESS TO INFORMATION; DUE DILIGENCE REVIEW. The Company shall provide Parent with copies of all operating statements generated by or for the Company's management from the date hereof until the Effective Date, such statements to be delivered to Parent on a prompt and timely basis (but in any event within two (2) business days of availability). Parent shall have from the date hereof a period of 30 days to determine the suitability of the transactions contemplated hereby, in its sole and absolute discretion, provided, however, that Parent shall be entitled to reasonable extensions (such extensions not to exceed an aggregate of 30 days) to the extent necessary for third parties to complete their studies or inspections of the Company, its property and other assets (including, but not limited to, environmental, title and survey matters) (the "Due Diligence Period"). In this regard, the Company shall grant Parent and its agents a right of entry to Scioto Downs to obtain all information they may reasonably request concerning the business, operations, and development activities of Scioto Downs, including but not limited to access to personnel, financial statements, appraisals, equipment lists, finance documents, corporate organization documents of the Company, revenue sharing agreements involving parimutuel wagering, management agreements and similar material contracts, Phase I Environmental Studies, title reports, surveys, inspections, as-built drawings, if any, and other engineering tests, and such other studies Parent deems necessary and customary in connection with its evaluation of Scioto Downs and of the Transaction. In addition, Parent may review all contracts as well as leases and other ownership documents, review zoning ordinances, and governmental regulations affecting Scioto Downs. Further, the Company will use its best efforts to arrange meetings between Parent and any governmental (or quasi-governmental) officials, vendors, Standardbred owners, union representatives and creditors that Parent deems reasonably necessary for its evaluation of Scioto Downs and the transactions contemplated hereby. Parent agrees that it shall bear the cost and expense of its due diligence investigation.

     Section 5.05. CONFIDENTIALITY. The Company, Parent and Merger Subsidiary shall each insure that all non-public information which the Company, Parent and/or Merger Subsidiary, any of their respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, Parent and/or Merger Subsidiary, any affiliate of any of them, or any customer or supplier of any of them or any such affiliate, shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except pending the Closing in the business and for the benefit of the Surviving Corporation; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information shall have otherwise become publicly available. The Company, Parent and/or Merger Subsidiary shall, and shall cause all other such persons and entities to, deliver to the Parent all tangible evidence of such non-public information to which the restrictions of the foregoing sentence apply at the Closing or the earlier rightful termination of this Agreement.

     Section 5.06. NOTICES OF CERTAIN EVENTS.

        (a) The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or which, if not obtained, would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

        (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable after executive officers of Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or any of its subsidiaries is a party or which, if not obtained, would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

        (c) Each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The delivery of any notice pursuant to this
        Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        (d) The Company shall promptly notify Parent after receipt of any proposal or other offer with respect to any Acquisition Transaction ("Acquisition Proposal"), indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the

        Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be given orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

     Section 5.07. MEETING OF THE COMPANY'S SHAREHOLDERS. The Company shall as promptly as practicable after the date of this Agreement and the completion of the Due Diligence Period take all action necessary in accordance with the Ohio Revised Code, applicable state and federal securities laws, and the Company's articles of incorporation and bylaws to convene the Special Meeting. The board of directors of the Company shall recommend that the Company's shareholders vote to approve the Merger and adopt this Agreement.

     Section 5.08. PROXY STATEMENT AND OTHER SEC FILINGS. As promptly as practicable after execution of this Agreement and the completion of the Due Diligence Period, the Company shall prepare and file the Proxy Statement and any other required SEC filings and use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC and the Parent shall file the Form S-4 and effect any other required filing (if required by applicable law) and use all commercially reasonable efforts to have the S-4 and any other required filing declared effective by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement and other SEC filings and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide promptly to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. Prior to the date of approval of the Merger by the Company's shareholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC any amendment to the Proxy Statement so as to correct the same and to cause the amended Proxy Statement to be disseminated to the Shareholders of the Company, in each case to the extent required by applicable law.

     Section 5.09. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

     Section 5.10. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 5.11. AGREEMENT TO COOPERATE.

        (a) Subject to the terms and conditions of this Agreement, including
        Section 5.03, each of the parties hereto shall use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations including, but not limited to, the HSR Act and the Racing Laws, to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in that case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to delay materially or prevent consummation of the Merger.

        (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable any Notification and Report Form required under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and to make such filings and apply for such approvals and consents as are required under the Racing Laws. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Racing Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Racing Laws, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto. Each party shall
        (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

     Section 5.12. TRACK BUSINESS CONTINGENT EARNOUT PAYMENT. Track Business Contingent Earnout Payment shall mean, for each of ten (10) calendar years beginning on January 1 of the year next following the year in which the Triggering Event (as defined below) occurs (the "Contingent Payment Period"), an amount equal to ten percent (10%) of the amount by which EBITDA (defined below) for the Company for each calendar year of the Contingent Payment Period exceeds the annual EBITDA average for the Company for the three (3) fiscal years ending October 31, 2000, 2001 and 2002 (the "Track Base"), provided, however, that the Track Business Contingent Earnout Payment shall not be less than $2,000,000 annually, and provided further that if less than all the shares of Exchange Stock are delivered to the Disbursing Agent subject to the election to receive the Contingent Consideration under Section 1.04(b) of this Agreement, then the Track Business Contingent Earnout Payment and such $2,000,000 amount shall be reduced by a pro rated amount, which amount shall equal (x) 100% less (y) the percentage of the Exchange Shares designated in all Notices of Election to receive the Contingent Consideration. Not later than ten (10) business days after EBITDA, and thus the amount of Track Business Contingent Earnout Payment due for a particular calendar year, has been established, Parent will deposit the Track Business Contingent Earnout Payment for that year with the Disbursing Agent in trust for the benefit of the persons who held shares of Common Stock in the Company as of the Record Date and elected to receive the Adjusted Merger Consideration in cash or other immediately available funds. The Disbursement Agent will disburse the Track Business Contingent Payment to those persons who were record owners of the Company's Common Stock as of the Record Date (each a "Prior Holder") in proportion to each such prior owner's percentage ownership of the Company. Unless and until there has been a Triggering Event, Parent shall have no obligations and no person shall have any rights with respect to a Track Business Contingent Payment. For purposes of this Agreement, Triggering Event shall mean (i) state or federal legislation shall have been enacted that permits the Company to operate enhanced forms of gaming not permitted by law as of the Effective Date, exclusive of parimutuel or internet wagering, at Scioto Downs; and (ii) the Company shall have in fact commenced operating such enhanced forms of gaming at Scioto Downs. For purposes of the Track Business Contingent Payments described above, the term "EBITDA" will mean, for any period, the Company's earnings before interest, taxes, depreciation and amortization as determined by Parent's independent auditors, whose determination shall be final, absent manifest error. For purposes of establishing the Track Base, EBITDA will mean, for any period, the Company's earnings before interest, taxes, depreciation and amortization as determined by the Company's independent auditors, whose determination shall be final, absent manifest error. Notwithstanding anything in this Agreement to the contrary, no person shall have any right to any portion of a Track Business Contingent Earnout Payment to the extent prohibited by applicable law, including but not limited to the Racing Laws. In the event a governmental authority determines that receipt of a portion of a Track Business Contingent Earnout Payment is prohibited, absent receipt of a license issued by such governmental authority, then for a period of one (1) year from the date of such determination (the "Licensing Period"), the Disbursement Agent will continue to hold the Track Business Contingent Earnout Payment in trust. During the Licensing Period, any Prior Holder who obtains all necessary governmental approvals to receive a portion of a Track Business Contingent Earnout Payment (each an "Eligible Prior Holder") shall receive such Eligible Prior Holder's allocable share of the Track Business Contingent Earnout Payment (calculated by multiplying such Eligible Prior Holder's percentage ownership interest in the Company as of the Effective Date by the amount of the Track Business Contingent Earnout Payment) promptly upon providing to the Disbursing Agent evidence of such approvals in a form reasonably satisfactory to Parent. Upon the expiration of the Licensing Period, Parent shall be entitled to require the Disbursing Agent to deliver to it any funds that had been made available to the Disbursing Agent and not disbursed to Prior Holders (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Upon expiration of the Licensing Period, Parent shall deposit with the Disbursing Agent in trust for the benefit of any Prior Holder who, during the Licensing Period shall not have become an Eligible Prior Holder (each an "Ineligible Prior Holder") in cash or other immediately available funds an amount equal to $15.00 per share of the Company's Common Stock owned by such Ineligible Prior Holder as of the Effective Date (the "Alternative Payment"). Upon disbursement of the Alternative Payment by the Disbursing Agent, an Ineligible Prior Holder shall have no further rights pursuant to Section 1.04(b) of this Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     Section 6.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) this Agreement and the Merger shall have been adopted by the requisite vote of the shareholders of the Company in accordance with the Ohio Revised Code (the "Company Shareholders' Approval");

        (b) none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted;

        (c) the waiting period applicable to consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated;

        (d) the Company Proxy Statement on Schedule 14A shall be filed in definitive form with the SEC, and any Registration Statement required under applicable law with respect to the Contingent Consideration shall have been declared effective by the SEC, and shall not be the subject of any stop order or similar proceeding; and

        (e) Prior to the Closing, the Ohio Racing Commission shall have approved the transactions contemplated hereby.

     Section 6.02. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Parent and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date, and which need be true and correct as of such earlier date) except for such failures to perform or to be true and correct that would not have a Parent Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect;

        (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals the unavailability of which would not, individually or in the aggregate (i) have a Company Material Adverse Effect after the Effective Time, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Racing Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would have a Company Material Adverse Effect (after giving effect to the Merger);

        (c) The Parent shall have obtained the consent or approval to the transactions contemplated by this Agreement of each person from whom such consent or approval is required under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which the Parent is a party or by which it is bound except where the failure to obtain such consents or approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Parent Material Adverse Effect, or materially affect the consummation of the transactions contemplated hereby; and

        (d) The Parent shall have obtained and segregated for payment to the Company sufficient cash funds as required by the terms hereof, to pay in full at the Effective Time, or promptly thereafter, to the holders of the Common Stock, the Exchange Funds and shall have deposited the Exchange Funds with the Disbursing Agent pursuant to Section 1.05 hereof.

     Section 6.03. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY TO EFFECT THE MERGER. Unless waived by Parent and Merger Subsidiary, the obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

        (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not have a Company Material Adverse Effect, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

        (b) all Parent Statutory Approvals, Company Statutory Approvals, licenses and permits required to be obtained in order to permit consummation of the Merger and permit Parent to operate Scioto Downs under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals whose unavailability would not (i) have a Parent Material Adverse Effect, or
        (ii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character under any Racing Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger);

        (c) The Company, Parent and Merger Subsidiary shall have obtained the consent or approval to the transactions contemplated by this Agreement of each person from whom such consent or approval is required under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which any of the Company, Parent or Merger Subsidiary is a party (including, but not limited to, with respect to Parent and Merger

        Subsidiary, Wells Fargo Bank, N.A.,) or by which any of such parties is bound except where the failure to obtain such consents or approvals would not, in the reasonable opinion of the Parent, individually or in the aggregate, have a Company Material Adverse Effect, or materially affect the consummation of the transactions contemplated hereby; and

        (d) Shareholders of the Company owning not more than ten percent (10%) in the aggregate of the Common Stock shall have exercised dissenter's rights pursuant to Section 1701.85 of the Ohio Revised Code.

                                   ARTICLE VII

                                   TERMINATION

     Section 7.01. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

                (i)     by mutual written consent of the Company and Parent;

                (ii) by either the Company or Parent, if the Merger has not been consummated by December 31, 2003 provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

                (iii) by either the Company or Parent if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

                (iv) by either the Company or Parent, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or prevent or delay the consummation of the Merger beyond December 31, 2003, and which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable, or prevent or delay the consummation of the Merger beyond December 31,

                        2003, and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

                (v) by the Parent, if the board of directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have recommended to the shareholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member);

                (vi) by Parent or the Company if the shareholders of the Company fail to approve the Merger at a duly held meeting of shareholders called for such purpose (including any adjournment or postponement thereof);

                (vii) by Parent for Cause or at any time during the Due Diligence Period or thereafter; or

                (viii) by Parent without Cause at any time during the Due Diligence Period.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.01. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company pursuant to Article VII, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in this Section 8.01, Section 1.10(c), Section 5.03(b) and Section 5.10, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement.

     Section 8.02. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation, warranty or agreement in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Merger Subsidiary nor any of their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Section 5.10.

     Section 8.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be considered given upon receipt if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): If to the Company:

        Edward T. Ryan
        Scioto Downs, Inc.
        6000 South High Street
        Columbus, Ohio 43207
        Tel: 614-491-2515
        Fax: 614-491-4626

        With a copy to:

        John J. Chester, Esq.
        Chester, Willcox & Saxbe LLP
        Attorneys and Counselors at Law
        65 E. State Street, Suite 1000
        Columbus, OH 43215
        Tel: 614-221-4000
        Fax: 614-221-4012

If to Parent or Merger Subsidiary:

        Edson R. Arneault
        MTR Gaming Group, Inc.
        State Route 2 South
        P.O. Box 356
        Chester, West Virginia 26034
        Tel: 304-387-8300
        Fax: 304-387-8304

        with a copy to:

        Ruben & Aronson, LLP
        3299 K Street, N.W., Suite 403
        Washington, D.C. 20007
        Tel: 202-965-3600
        Fax: 202-965-3700
        Attn: Louis M. Aronson

     Section 8.04. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this

Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as applicable, and (iii) reference to any Article or Section means such Article or Section hereof.

     Section 8.05. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the "Merger Subsidiary" for all purposes of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF OHIO WITHOUT GIVING EFFECT TO APPLICABLE CONFLICT OF LAWS PRINCIPLES.

     Section 8.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

     Section 8.07. AMENDMENTS; NO WAIVERS.

        (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; however, any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 8.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Articles I, II and Section 5.12, which is intended for the benefit of the Company's shareholders.

     Section 8.09. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     Section 8.10. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                         SCIOTO DOWNS, INC.


                                     by: /s/ Edward T. Ryan
                                         ---------------------------------------
                                   Name:  Edward T. Ryan
                                   Title: President


                                         MTR GAMING GROUP, INC.

                                     by:  /s/ Edson R. Arneault
                                         --------------------------------------
                                   Name:  Edson R. Arneault
                                   Title: President and Chief Executive Officer


                                         RACING ACQUISITION, INC.

                                     by:  /s/ Edson R. Arneault
                                         ---------------------------------------
                                   Name:  Edson R. Arneault
                                   Title: President

                                                                       EXHIBIT A

                                PROMISSORY NOTE


$1,000,000.00 U.S.                                       AS OF DECEMBER 23, 2002

                                                                  COLUMBUS, OHIO

         FOR VALUE RECEIVED, the undersigned, Scioto Downs, Inc., an Ohio corporation ("Borrower"), having as its address 6000 High Street, Columbus, Ohio 43207, hereby promise to pay to the order of MTR Gaming Group, Inc., a Delaware corporation or its assigns ("Lender") having as its address Route 2 South, P.O. Box 356, Chester, WV 26034, or at such other place as may be designated in writing by Lender, the principal sum of One Million Dollars ($1,000,000.00) (the "Loan"), together with any unpaid interest. All payments are to be made in immediately available funds and in currency, which, at the time or times of payment, is legal tender for public and private debts in the United States.

         This Note is the promissory note referred to in the Agreement and Plan of Merger entered into as of December 23, 2002 by and among Borrower, Lender, and Racing Acquisition, Inc., an Ohio corporation and wholly owned subsidiary of Lender (the "Merger Agreement"). Capitalized terms, except to the extent otherwise defined herein, shall have the meaning ascribed to them in the Merger Agreement.

         Borrower shall pay the outstanding principal amount, together with any additional amounts due under this Note, on December 23, 2005 or such earlier date on which the Loan shall become due and payable, in whole or in part, in accordance with the terms of this Note or the Merger Agreement, by acceleration or otherwise (the "Maturity Date").

         Interest shall be payable in arrears. The first payment of interest, which shall include interest accrued from December 23, 2002, shall be due within ten (10) business days from the date on which the Improvement Amount becomes and is deemed to be a loan pursuant to Section 1.10(c) of the Merger Agreement. Thereafter, interest shall be payable monthly, on the 23rd day of each month, until the Maturity Date. Interest shall accrue at a rate equal to the cost of funds incurred by Lender in connection with its borrowing, which may vary from time to time.

         The Loan shall be secured by a lien on the Borrower's real and personal property (subordinate only to liens of record as of December 23, 2002). Borrower hereby authorizes Lender to make such filings under the Ohio uniform commercial code as are necessary to effectuate such security interest. Moreover, Borrower agrees to execute and deliver to Lender, in order to effectuate Lender's security interest in the Borrower's real property, a deed of trust in a form customarily used for Ohio real estate transactions.

         All principal and any other sums not otherwise paid which remain due and owing shall be paid in full by 2:00 p.m. Columbus, Ohio time on the Maturity Date.

         Default shall occur herein if any payment of principal or interest called for herein is not received by Lender when such payment is due, no notice being required. Default shall also occur herein if the Borrower fails to execute and deliver the Deed of Trust described above within ten (10) business days of receiving written request from the Lender. In addition to any other rights Lender then may have upon the occurrence of any other default as described above, it is agreed that, at the election of Lender, the principal sum remaining unpaid hereunder, together with all accrued but unpaid interest thereon and other sums owed by Borrower hereunder, shall become at once immediately due and payable, at the place aforesaid, without presentment, demand or notice. Any failure by Lender to exercise said option shall not, however, constitute a waiver of Lender's right to exercise said option in the event of any subsequent default.

         THE BORROWER and all others who may become liable for all or any part of this obligation, shall be jointly and severally bound and jointly and severally waive and renounce any and all homestead and exemption rights, any and all redemption rights, and the benefit of all valuation and appraisement privileges, as against this debt or any renewal or extension thereof and waive demand, protest, notice of nonpayment and any and all lack of diligence or delays in collection or enforcement hereof and expressly consent to any extension of time, release of any party liable for this obligation, release of any of the security for this Note, acceptance of other security therefor, or any other indulgence or forbearance whatsoever. Any such extension, release, indulgence or forbearance may be made without notice to any party and without in any way affecting the personal liability of any party.

         IN THE EVENT OF DEFAULT, if this Note is placed in the hands of any attorney or other party for collection, or suit is brought hereon, Borrower agrees to pay all reasonable attorneys' fees owed hereunder and other costs of collection, whether or not suit is brought.

         BORROWER shall have the right to prepay at any time, and from time to time, all or any part of the entire outstanding principal balance then due under this Note without prepayment fee, premium or penalty.

         ALL SUMS RECEIVED HEREUNDER shall be paid or applied first to costs of collecting the debt evidenced hereby; second to interest; and third the balance to principal.

         THE BORROWER REPRESENTS AND AGREES that (i) the loan to be disbursed under this Note is an exempt transaction under the Truth in Lending Act, 15 U.S.C. Section 1601, ET. SEQ.; and (ii) constitutes a business loan.

         THIS NOTE shall be governed by and construed under the laws of the State of Ohio and shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

         NOTWITHSTANDING ANYTHING IN THIS NOTE, nothing herein contained nor any transaction related hereto shall be construed, or shall so operate, either presently or prospectively, to: (a) require Borrower to pay interest at a rate in excess of the highest rate permitted by law, but shall require payment of interest only to the extent of such lawful rate; or (b) require Borrower to make any payment or do any act contrary to law. If any one or more clauses or provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and the remainder of this Note shall remain operative and in full force and effect, and shall be construed as if such provision had never been contained herein.

         ALL NOTICES, DEMANDS, CONSENTS, REQUESTS or other communications which are either required or contemplated in connection with this Note, shall be sent by either: (i) hand delivery; (ii) recognized overnight delivery carrier; or
(iii) United States certified or registered mail, postage prepaid, return receipt requested, and shall be deemed to have been delivered upon either delivery or refusal if by hand delivery; one (1) business day after deposit with an overnight courier; or forty-eight (48) hours after the deposit at any main or branch United States post office addressed as follows:

         if to Lender:  the place designated for payment; and

         if to Borrower:  the address designated above.

         The above addresses for Lender and Borrower may be changed by notice complying with the foregoing provisions of this section.

         THE BORROWER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION BROUGHT BY THE HOLDER OF THIS NOTE TO ENFORCE THE TERMS HEREOF.

         This Note may be modified or amended only by a writing signed by the party against whom enforcement of any waiver, modification, amendment or discharge is sought.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed at the place and on the day and year first above written

WITNESS:                                 SCIOTO DOWNS, INC.


_____________________________            ______________________________ [SEAL]
                                         By:  Edward T. Ryan
                                         Its:   President



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